EXHIBIT 16.1

2348 Sunset Point Rd. Suite B Clearwater, FL 33765 Telephone: 727.444.0931 Fax: 800.581.1908

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

October 30, 2015

Dear Sir/Madam:

We have read the statements included in the Form 8-K, dated October 30, 2015, of Electric Vehicle Research Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to DKM Certified Public Accountants and our audits for December 31, 2014 and 2013 and any subsequent interim period through the date of change in auditor decision by the Board of Directors.

Very truly yours,

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida